NEWS RELEASE
                                           CONTACTS:
                                           GE HEALTHCARE FINANCIAL SERVICES
                                           Leslie Krohn
                                           312/441-7710
                                           leslie.krohn@ge.com

                                           OMEGA HEALTHCARE INVESTORS, INC.
                                           Dan Booth, COO
                                           Bob Stephenson, CFO
                                           410/427-1700
                                           InvestorRelations@omegahealthcare.com


      OMEGA HEALTHCARE INVESTORS, INC. AND GE HEALTHCARE FINANCIAL SERVICES
                   CLOSE ON A NEW $225 MILLION CREDIT FACILITY


TIMONIUM,  MARYLAND - JUNE 23, 2003 - Omega  Healthcare  Investors,  Inc. (NYSE:
OHI) announced today that it closed on a new $225 million Senior Secured Credit Facility. The transaction was arranged and syndicated by GE Healthcare Financial Services.

The new Credit Facility includes a $125 million term loan and a $100 million revolving line of credit. Proceeds from the loan will be used to refinance Omega's two existing credit facilities and issue letters of credit. In addition, proceeds from the loan may be used to pay accrued preferred dividends, and for general corporate purposes. The loan has a four year term with a one year extension option.

"GE Healthcare Financial Services' knowledge of the long term care industry and their financial strength enabled them to quickly syndicate and close this complex transaction to meet Omega's financial needs," said Taylor Pickett, CEO of Omega Healthcare Investors, Inc. "This financing significantly extends Omega's maturing debt while providing Omega with broad flexibility in managing the current portfolio, making decisions regarding dividend reinstatement and providing for future growth opportunities."

Kevin McMeen, Senior Vice President, GE Healthcare Financial Services, added, "We're focused on helping companies like Omega meet their financial needs. The company has an experienced management team, well-diversified healthcare portfolio and improving collateral performance. We were able to provide a flexible, creative financing structure, approve the deal in less than 30 days, and close it shortly thereafter."

At the closing of this transaction, Omega has approximately $299 million in total debt, including approximately $187 million drawn on the new $225 million senior secured loan. Invested cash and revolver availability is approximately $69 million.


ABOUT OMEGA HEALTHCARE INVESTORS, INC.
Omega is a Real Estate Investment Trust investing in and providing financing to the long-term care industry. At March 31, 2003, the Company owned or held mortgages on 221 skilled nursing and assisted living facilities with approximately 21,900 beds located in 28 states and operated by 35 independent healthcare operating companies. Omega Healthcare Investors' website is www.omegahealthcare.com.

ABOUT GE HEALTHCARE FINANCIAL SERVICES
GE Healthcare Financial Services is the premier provider of capital, financial solutions and related services for the global healthcare market. With $9 billion in assets, GE Healthcare Financial Services offers a full range of financing capabilities from equipment leasing and real estate financing to working capital lending and vendor programs. With a dedicated focus and a deep knowledge of the healthcare industry, GE Healthcare Financial Services collaborates with customers to create tailored financial solutions that help them improve their productivity and profitability. GE Healthcare Financial Services' website is www.GEHealthcare.com.